Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SciQuest, Inc. 2004 Stock Incentive Plan of SciQuest, Inc. of our reports dated February 24, 2012, with respect to the consolidated financial statements of SciQuest, Inc. and the effectiveness of internal control over financial reporting of SciQuest, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 14, 2012